Exhibit 4.7

SALE AGENCY AGREEMENT

BETWEEN

ADDEX THERAPEUTICS

AND

KEPLER CHEUVREUX

Kepler Cheuvreux S.A.	http://www.keplercheuvreux.com/	Tél : +33 1 53 65 35 00	Société anonyme
Siège social :			au capital de 54.744.920 €
112 avenue Kléber			RCS Paris B 413 064 841, APE 652 E
75784 Paris Cedex 16			Identification TVA FR 38413064841
France			Entreprise d’investissement régie par la loi n° 96-597
du 02.07.96

THIS AGREEMENT (the “Agreement”) IS MADE BY AND BETWEEN:

ADDEX THERAPEUTICS SA, a company with share capital of [CHF 32,848,635], having its registered office at Chemin des Aulx 12, CH 1228 Plan-les-Quates, Switzerland listed on the Commercial Registry of Canton of Geneva under the number CH-660.0.659.007-3, represented by Tim Dyer as Chief Executive Officer,

(hereinafter referred to as “the Client”),

AND:

KEPLER CHEUVREUX, a French Société Anonyme (share company), registered on the Paris Register of Companies with the number 413 064 841, whose registered office is located at 112, avenue Kléber, 75116 Paris, represented by Julia ALICHE as Chief Operating Officer and Guillaume CADIOU as General Group Manager,

(hereinafter referred to as “Kepler Cheuvreux”),

Kepler Cheuvreux and the Client are collectively referred to as the “Parties”.

WHEREAS:

•                                The Client wishes to carry out the sale of up to 5,000,000 registered shares of Addex Therapeutics SA (the “Shares”).

•                                The Shares are admitted for trading on SIX Swiss Exchange (hereinafter called the “Exchange”) with the trading code ISIN CH0029850754.

•                                Therefore, the Client wishes to engage Kepler Cheuvreux with the sale of the Shares under the conditions determined by the present Agreement and in accordance with the general terms and conditions of business which are in effect at Kepler Cheuvreux. In the event of any contradictions between the terms of the said general terms and conditions of business and those of the present Agreement, the terms of the Agreement shall prevail.

IT IS HEREBY AGREED THAT:

Article 1 — SALE AGENCY AGREEMENT

In accordance with the terms hereof, Kepler Cheuvreux is authorized to sell up to 5,000,000 Shares on behalf of the Client.

Article 2 — TERMS OF THE SALE OF THE SHARES

2.1                               Open market transactions:

Kepler Cheuvreux will make its best efforts to sell the Shares on the central order book of the Exchange, on behalf of the Client and in accordance with the rules of the Exchange; with the following restrictions:

•                  Minimum gross price per Share will be communicated by the Client by e-mail to Kepler Cheuvreux. Such price may be modified by telephone and shall be confirmed by an email by a person of Kepler Cheuvreux authorized by the Client at any time time, except during blackout periods

•                  [***]

•                  No sale if daily volume is below [***] shares

2.2                               Block transactions carried outside the Exchange central order book:

In addition, Kepler Cheuvreux will make its best efforts to sell Shares by block transactions outside the central book of the Exchange.

Outside of Black-out periods, the Client can provide Kepler Cheuvreux with potential counterparts, with whom Kepler Cheuvreux will do its best efforts to sell Shares by block transactions.

The selling price for block transactions shall follow the same restrictions as in 2.1.

2.3                               Apart from the general instructions listed in this article and subject to price adjustment provided in article 2.1 and to article 5 below, the Client shall not issue any further instructions. Kepler Cheuvreux shall make its trading decisions in relation to the sale of Shares independently of, and without influence by the Client with regard to the timing of the sales.

Article 3 — Commissions

3.1                               Brokerage fee:

Kepler Cheuvreux shall receive a brokerage fee (excluding VAT and any securities transactions tax) equal to 0.75% of the gross proceeds from the sale of the Shares. It is the Client’s sole responsibility to determine if transfer stamp duties apply. The Client shall pay any transfer stamp duties directly to the Swiss fiscal authorities if and when applicable.

3.2                               Success fee:

In addition, if at the end of the mandate, the averge gross selling price of the Shares is above the volume weighted average price (“VWAP”) of the Shares over the duration of the Agreement, Kepler Cheuvreux will be entitled to a success fee equal to:

0.15 x number of Shares sold x (average selling price per Share — VWAP)

Article 4 — DURATION

The Agreement will be effective as of its date of signature until March 31st 2021 unless terminated earlier by either Party.

Article 5 — SUSPENSION AND TERMINATION

5.1.                            Each of the Parties shall be entitled to terminate the Agreement at any time, without penalty and without being required to provide a reason therefore. Notification of termination shall be given to the other Party by letter, fax or email.

5.2.                            Termination by the Client will take effect upon receipt of the above-mentioned notification by Kepler Cheuvreux.

5.3.                            Termination by Kepler Cheuvreux will take effect five Exchange trading days after the date on which the notification is sent to the Client.

5.4.                            The Client shall be entitled to suspend the Agreement at any time, except during blackout periods.

Article 6 — DECLARATION AND COMMITMENTS OF THE CLIENT

6.1                               The Client hereby declares that it has full knowledge of the applicable regulations in effect concerning the use of inside information and the sanctions applicable in the event of non-compliance with applicable regulations.

6.2                               Moreover, the Client hereby declares that it does not possess, at the date of signature of the Agreement, privileged information, within the meaning of the applicable regulations.

6.3                               The Client hereby undertakes to respect all registration and notification obligations relating to the sale of the Shares in compliance with any applicable law.

6.4                               The Client declares that this Agreement has been duly authorized and executed by its competent authority and constitutes valid and legally binding obligations of the Client enforceable in accordance with its terms. The making of this Agreement and the compliance with the terms hereof will not result in violation of the Client’s constitutive documents or any provision contained in any law applicable to the Client. The Client will maintain all necessary consents and authorizations for the sale of Shares contemplated by this Agreement.

Article 7 — NOTIFICATION

All notification shall be made to the following addresses:

• For KEPLER CHEUVREUX:

Cyril GERARD

Head of Corporate Brokerage Kepler Cheuvreux

112 av. Kleber

75116 Paris France

+33170815808

Email address: cgerard@keplercheuvreux.com

• For ADDEX THERAPEUTICS:

Tim Dyer

CEO

Addex Therapeutics Ltd

Chemin des Aulx 14

CH1228 Plan-les-Oautes

Geneva, Switzerland

+41228841555

Email address :  tim.dyer@addexpharma.com

Article 8 — APPLICABLE LAW

The Agreement shall be governed by the substantive laws of Switzerland.

Article 9 — SETTLEMENT OF DISPUTES

The courts of Zurich, Canton of Zurich, Switzerland shall have sole jurisdiction over all disputes arising out of or in connection with the Agreement.

Article 10 - ASSIGNMENT

Neither Party may assign or transfer any rights or obligations under this Agreement to any person except that Kepler Cheuvreux may assign any rights or transfer any obligations under this Agreement to any of its affiliates.

IN WITHNESS WHEREOF, this Agreement is executed on 24/08/2020

For ADDEX THERAPEUTICS

/s/ Tim Dyer
Tim Dyer
CEO

For KEPLER CHEUVREUX

/s/ Julia ALICHE	/s/ Guillaume CADIOU
Julia ALICHE	Guillaume CADIOU
Chief Operating Officer	General Group Manager